Exhibit 10.1

Agreed Form

GROSS-UP AGREEMENT

In connection with the Transaction Agreement, dated September 29, 2025 (the “Transaction Agreement”) by and between Genmab A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark (“Parent”), Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and a wholly owned subsidiary of Parent (“Purchaser”) and Merus N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (the “Company”), the Board of Directors of the Company authorized the Gross-Up Payment (defined below) as described herein. All capitalized terms used but not defined in this agreement (the “Gross-Up Agreement”) shall be as set forth in the Transaction Agreement.

Contingent upon the occurrence of the Closing, this Gross-Up Agreement shall entirely replace and supersede all provisions previously included in any agreements and promises made to you by the Company, if applicable, whether written or oral, on the subject matter herein, including any provisions in any Company benefit or compensation plan, or employment agreement or arrangement providing for different treatment with respect to payments subject to Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (the “Code”). If the Transaction Agreement is terminated prior to consummation of the Transactions, you will not be eligible to receive a Gross-Up Payment and this Gross-Up Agreement will automatically and without further action terminate without becoming effective.

1.	Indemnification for Golden Parachute Excise Taxes

If you receive a payment or benefit that would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) be subject to the excise tax imposed by Section 4999 of the Code (such payment, a “Payment” and such tax, the “Excise Tax”), then the Company shall pay, and you shall be entitled to receive, an additional payment (the “Gross-Up Payment”) from the Company in an amount such that, after the payment of all taxes (including, without limitation, (i) any local, state or federal income or employment taxes, including Social Security and Medicare taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code, but excluding any taxes and penalties imposed pursuant to Section 409A of the Code) on the Gross-Up Payment, you shall retain (on an after tax basis), an amount equal to the Excise Tax.

Your receipt of the Gross-Up Payment is conditioned on your continued employment with the Company and its subsidiaries as of immediately prior to the closing of the Merger.

2.	Calculation and Payment of the Gross-Up Payment

All determinations required to be made under this Gross-Up Agreement, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the “Advisory Firm”). The Advisory Firm will make its determinations in consultation with counsel for the Company, and such determination shall take into account whether a payment or benefit constitutes reasonable compensation within the meaning of Section 280G of the Code and the Treasury Regulations thereunder. You agree to provide such information and documents as the Advisory Firm (or the Company on its behalf) reasonably requests in making such determinations, including making yourself reasonably available for interviews.

The Company will withhold and pay over to you, or to the Internal Revenue Service (“IRS”) and any state or local taxing authority (together with the IRS, a “Taxing Authority”) on your behalf, as applicable, an amount equal to the Gross-Up Payment in addition to any other amounts required to be withheld and paid over to any Taxing Authority in respect of any Payments, in each case as permitted under the applicable Treasury Regulations. Any Gross-Up Payment, as determined pursuant to this Gross-Up Agreement, shall be paid by the Company within thirty (30) days of the receipt of the Advisory Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the IRS or any other applicable Taxing Authority or, in the case of amounts relating to a claim or audit described below that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

If the initial determination of the Advisory Firm is later determined by any Taxing Authority to be incorrect, the Excise Tax will be redetermined by the Advisory Firm in accordance with the applicable Treasury Regulations, and the amount of the Gross-Up Payment payable to you or to any Taxing Authority on your behalf will be redetermined by the Advisory Firm. In such event, subject to the limitations set forth in this Agreement, the Company shall pay to you or to the relevant Taxing Authority on your behalf any resulting underpayment, or you shall return to the Company any resulting overpayment that is paid to you thereafter by any Taxing Authority (together with any interest paid or credited thereon after taxes applicable thereto). Except as hereinafter set forth in the case of a claim made by a Taxing Authority, any determination (or redetermination, if applicable) by the Advisory Firm of the amount of the Gross-Up Payment shall be binding upon the Company and you, and you agree that you shall file all tax returns in respect of the relevant tax years consistently with such determination (or redetermination, if applicable).

3.	Certain Assumptions

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to have: (a) paid federal income and employment taxes at the highest marginal rate of federal income and employment taxation applicable to you for the calendar year in which the Gross-Up Payment is to be made, and (b) paid applicable state and local income and employment taxes at the highest rate of taxation applicable to you for the calendar year in which the Gross-Up Payment is to be made (based on the state in which you reside at the relevant time), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

4.	Maximum Amount of the Gross-Up Payments

Notwithstanding anything to the contrary in this Gross-Up Agreement, the maximum aggregate amount of the Gross-Up Payment(s) payable to you and any other service providers of the Company or any of its affiliates who are selected by the Company prior to the consummation of the Transactions and who are eligible for tax gross-up payments with respect to Excise Taxes in connection with the Transactions (collectively, such payments, the “Total Gross-Up Payments” and such persons, the “participants”) shall not exceed $9,300,000 (the “Aggregate Cap”). Any Gross-Up Payment (whether payable to you or any other participant) shall be payable and counted against the Aggregate Cap on a “first come, first served” basis. You will not be entitled to receive any additional Gross-Up Payment(s) on or after the date the Total Gross-Up Payments equal or exceed the Aggregate Cap. In the event that the Total Gross-Up Payments exceed the Aggregate Cap, the Gross-Up Payment(s) payable to you pursuant to this Agreement will be cut back to the extent required to avoid the Total Gross-Up Payments exceeding the Aggregate Cap. In the event that all or a portion of the Total Gross-Up Payments becomes payable at the same time to you and other participants, such that the portion of Total Gross-Up Payments payable to you and the other participants exceeds the Aggregate Cap, the Gross-Up Payments will be cut back on a pro rata basis to the extent required to avoid the Total Gross-Up Payments exceeding the Aggregate Cap.

5.	If You Are Audited

You are required to notify the Company or its successor of any written claim by any Taxing Authority that, if successful, would require you to pay an initial or any additional Excise Tax and/or other taxes on any Gross-Up Payment such that your aggregate liability for all Excise Taxes together with all other taxes on any Gross-Up Payment would exceed any Gross-Up Payment previously determined by the Advisory Firm to be due and that was paid to you or to any Taxing Authority on your behalf. Such notification shall be given to the Company as soon as practicable, but in any event no later than twenty (20) business days after you are given notice in writing of such claim by the Taxing Authority. You are required to provide the Company a copy of the notice of claim by the Taxing Authority and the date set forth in the claim that the Taxing Authority specifies as the due date for payment of such claim. You may not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify you in writing prior to the expiration of such thirty (30)-day period that the Company desires to contest such claim, the Company shall, within fifteen (15) business days after the expiration of such thirty (30)-day period, pay to you or to any Taxing Authority on your behalf the amount claimed to be due by the Taxing Authority, grossed up as an additional Gross-Up Payment in accordance with the methodology applicable to the determination of the initial Gross-Up Payment set forth above, such that, on an after-tax basis you are held harmless for any Excise Tax or any other tax (including interest or penalties thereon) imposed with respect to the payment required to be made by the Company to you or to any Taxing Authority on your behalf pursuant to this sentence, subject to the terms and conditions set forth herein.

If the Company notifies you in writing prior to the expiration of such thirty (30)-day period that the Company desires that you contest such claim with the Taxing Authority, you must (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional taxes, interest and penalties and reasonable professional fees) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or any other tax (including interest or penalties thereon) imposed and any such costs and expenses incurred by you as a result of such contest but only to the extent that such Gross-Up Payment would otherwise be due pursuant to the terms and conditions set forth herein.

Without limitation of the foregoing provisions of this Gross-Up Agreement, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole discretion, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties thereon) imposed with respect to such advance, including any forgiveness thereof, or with respect to any imputed income in connection with such advance to the extent that a Gross-Up Payment would otherwise be due pursuant to the terms and conditions set forth herein and (B) if such contest directed by the Company pursuant to clause (A) results in any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you are entitled to settle or contest, as the case may be, any other issue raised by the Taxing Authority.

To the extent not addressed above, the Company or its successor shall bear and pay directly all costs and expenses (including reasonable professional fees) incurred by you in connection with any written claim by any Taxing Authority with respect to the 2025 and/or 2026 taxable years; provided, however, that (i) if such audit is solely with respect to matters unrelated to any payments made by the Company to you, then this provision shall not apply and instead you shall be responsible for all of your costs and expenses related to such audit and (ii) if such audit is with respect to both matters related to payments made by the Company to you and other unrelated matters, then you shall be responsible for the portion of your costs and expenses related to the audit attributable to such unrelated matters (and this provision shall apply solely with respect to the cost and expenses incurred in connection with the audit attributable to the Company payments). In addition, for the avoidance of doubt, you shall remain liable for any payments to the Taxing Authority resulting from such audit except as otherwise set forth in this Section 5.

6.	Refunds

If, after your receipt of an amount advanced by the Company pursuant to this Gross-Up Agreement, you become entitled to receive any refund with respect to such claim, you must (subject to the other provisions of this Gross-Up Agreement) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon by the Taxing Authority after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to this Gross-Up Agreement, a determination is made that you are not entitled to any refund with respect to such claim and the Company does not notify you in writing of its desire that you contest such denial of refund prior to the expiration of the thirty (30)-day period after such determination, then you shall not be required to repay any amount of such advance or any taxes paid by the Company with respect thereto.

You hereby agree to reasonably cooperate with the Company and Parent with respect to any actions that the Company may reasonably request to mitigate the amount of any Excise Tax that may be applicable to you.

7.	409A

It is intended that the Gross-Up Payment satisfy the exemption from the application of Section 409A of the Code provided for under Treasury Regulations Section 1.409A-1(b)(4).

8. Successors and Assigns

This Gross-Up Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and any surviving entity resulting from the consummation of the Transactions and upon any other person or entity who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that you may not assign any duties hereunder and may not assign any rights hereunder (other than by will or the laws of descent and distribution) without the written consent of the Company, which consent shall not be withheld unreasonably. This Gross-Up Agreement will remain in place and may not be terminated by the Company or any successor thereto, until all statutes of limitations with respect to the Excise Tax have expired in their entirety.

9.	Governing Law

This Gross-Up Agreement shall be administered, interpreted and enforced under the internal laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of laws thereof.

10.	Severability

If any provision of this Gross-Up Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Gross-Up Agreement shall be enforced to the maximum extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Gross-Up Agreement on the respective dates set forth below.

Dated:_______________________
[__________]

MERUS N.V.

Dated:_______________________	By:
Name: [__________]
Title: [__________]

MERUS US, INC.

Dated:_______________________	By:
Name: [__________]
Title: [__________]

[Signature Page to 280G Gross-Up Agreement]